Exhibit 99.1

Socket Media Contact:	Editorial Contact:
Carol Montalvo	Ronjini Mukhopadhyay
Sr. Marketing Communications Mgr.	Lewis PR
510/933-3051	415/992-4400
carol@socketmobile.com	socketmobile@lewispr.com

Socket Investor Contact:	Investor Relations Contact:
David Dunlap	Todd Kehrli or Jim Byers
Chief Financial Officer	MKR Group, Inc.
510/933-3035	323/468-2300
dave@socketmobile.com	sckt@mkr-group.com

Socket Mobile Reports Q2 2007 Revenue of $6.3 Million, up 14% Sequentially

NEWARK, CA -- July 24, 2007 -- Socket Communications, Inc. (NASDAQ: SCKT), dba Socket Mobile, Inc., an innovative provider of mobile productivity products, today reported financial results for the 2007 second quarter ended June 30, 2007.

Revenue for the second quarter of 2007 was $6.3 million, compared to revenue of $5.5 million in the immediately preceding quarter, and $6.9 million for the same quarter a year ago. Net loss for the second quarter was $745,000, or a loss of $0.02 per share, compared to a net loss applicable to common stockholders of $448,000, or a loss of $0.01 per share, in the second quarter of 2006 and a net loss of $1.3 million, or a loss of $0.04 per share, in the immediately preceding quarter. The portion of the net loss attributable to stock option expensing in the second quarter of 2007 was $253,000, or $0.01 per share, compared to $311,000, or $0.01 per share, in the second quarter of 2006 and $282,000, or $0.01 per share, in the immediately preceding quarter. Cash and cash equivalents were $5.9 million at June 30, 2007, compared to $5.2 million at March 31, 2007 and $7.3 million at June 30, 2006.

Kevin Mills, president and chief executive officer, commented, "We are pleased with the quarter-over-quarter increase in revenue, which was primarily driven by an increase in our OEM business. During the quarter we began shipping our new SoMo 650 handheld computer. The initial feedback from our customers has been excellent. We entered the third quarter as a systems company and are now focused on ramping up production and building increased awareness and demand for the SoMo, which we expect to be a significant contributor to revenue in the second half of the year. We are now a one-stop supplier of mobile computing hardware systems, offering a handheld mobile computer specifically designed for enterprise use and an extensive portfolio of essential mobile data collection and networking peripherals that enable mobile automation and productivity increases for small to medium deployments. Socket Mobile is dedicated to working with application providers to supply complete business mobility solutions. Consequently, we believe we are well positioned to be a leading supplier of business mobility systems and capitalize on the expanding opportunity that we see in the marketplace."

For the six months ended June 30, 2007, revenue was $11.8 million, compared to $13.6 million in the year ago period. Net loss applicable to common stockholders was $2.0 million, or a loss of $0.06 per share, compared to a net loss of $828,000, or a loss of $0.03 per share for the same period one year ago. Included in the 2007 net loss were expenses relating to the expensing of stock options as required by Financial Accounting Standard 123(R) of $535,000 ($0.02 per share) for the six months ended June 30, 2007, compared to $636,000 ($0.02 per share) for the six months ended June 30, 2006.

Conference Call

Management of Socket will hold a conference call and web cast today at 2 P.M. PDT to discuss the quarterly results and outlook for the future. The dial-in number to access the call is (877) 407-8033 from within the U.S. or (201) 689-8033 from international locations. A replay will be available via telephone for a week following the call at (877) 660-6853 from within the U.S., or (201) 612-7415 from international locations. Access code for the replay is 286# followed by conference ID 243705#. The call will also be carried live and available via replay through a link on Socket's website at www.socketmobile.com and a transcript will be posted within a few days of the call.

About Socket Mobile

Socket Mobile makes mobility computing and productivity work. The company is a one-stop supplier of mobile computing hardware systems, offering a handheld mobile computer specifically designed for enterprise use and an extensive portfolio of essential mobile data collection and networking peripherals that enable mobile automation and productivity increases for small to medium deployments. The company also offers OEM partner solutions and software development programs. Socket is headquartered in Newark, Calif. and can be reached at 510-933-3000 or www.socketmobile.com.

Socket is a registered trademark of Socket Communications, Inc., dba Socket Mobile, Inc. All other trademarks and trade names contained herein may be those of their respective owners. © 2007, Socket Communications, Inc., dba Socket Mobile, Inc. All rights reserved.

Forward Looking Statements

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking statements include, but are not limited to, statements with respect to the introduction, volume shipment, distribution, timing and market acceptance of our new handheld mobile computer product, statements regarding our ability to be a one-stop provider of hardware systems in our markets, and other statements predicting trends, sales and market opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward looking statements as a result of a number of factors, including, but not limited to, the risk that volume shipments of our new product may be delayed or not happen as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital; the risk that market acceptance and sales opportunities may not happen as anticipated; the risk that our integrator program and current distribution channels may not choose to distribute the new product or may not be successful in doing so; the risk that acceptance of our new product in vertical application markets may not happen as anticipated; and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

--Financial tables to follow--

Socket Communications, Inc. Summary Consolidated Statements of Operations (Unaudited) (Amounts in Thousands except per share amounts)
	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Revenue	$ 6,300	$ 6,855	$ 11,848	$ 13,614
Cost of revenue	3,216	3,454	5,979	6,839
Gross profit	3,084	3,401	5,869	6,775
Gross profit percent	49%	50%	50%	50%
Research and development	1,162	1,379	2,589	2,515
Sales and marketing	1,970	1,841	3,729	3,603
General and administrative	682	641	1,539	1,484
Amortization of intangibles	34	36	68	72
Total operating expenses	3,848	3,897	7,925	7,674
Interest (income) expense, net	(27)	(48)	(61)	(82)
Deferred tax provision	8	--	16	--
Net operating (loss)	(745)	(448)	(2,011)	(817)
Preferred stock dividends	--	--	--	(11)
Net income (loss) applicable to common stockholders	$ (745)	$ (448)	$ (2,011)	$ (828)
Basic and diluted net (loss) per share applicable to common stockholders	$ (0.02)	$ (0.01)	$ (0.06)	$ (0.03)
Weighted average shares outstanding: Basic and diluted	31,915	31,696	31,894	31,046

Socket Communications, Inc. Condensed Consolidated Summary Balance Sheets (Amounts in Thousands)
	June 30, 2007 (Unaudited)	December 31, 2006*
Cash	$ 5,898	$ 6,104
Accounts receivable	3,115	2,699
Inventories	2,071	2,350
Other current assets	272	193
Property and equipment, net	1,170	742
Goodwill	9,798	9,798
Intangible technology	541	609
Other assets	276	292
Total assets	$ 23,141	$ 22,787

Accounts payable and accrued liabilities	$ 4,149	$ 3,192
Bank line of credit	2,278	2,213
Deferred income on shipments to distributors	1,550	1,473
Bank loan	500	--
Capital leases/other non-current liabilities	327	158
Common stock	53,160	52,563
Accumulated deficit	(38,823)	(36,812)
Total Liabilities and Equity	$ 23,141	$ 22,787
*Derived from audited financial statements.

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